Exhibit 99.1

SITO Mobile seeks acquisitions following debt recap, CEO says

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●	Sees support from lender for expansion

●	Private valuations in sector begin to adjust

SITO Mobile (Nasdaq: SITO), the Jersey City, New Jersey-based software company, is seeking acquisitions following the amendment of its debt agreements in March, said Jerry Hug, CEO. The company is looking at opportunities both in the US and internationally, with an enterprise value ranging between USD 10m and USD 20m, noted Hug.

“Ad technology ecosystem” companies and specialists in data science are of interest. Hug expects to complete an acquisition this year. “We have our eye on a few opportunities we’re prioritizing over the next quarter.”

Additional capital for an acquisition could potentially come from the company’s senior lender and financial sponsor, Fortress, or by tapping the equity markets through a secondary offering, he said. Fortress supported SITO through its recapitalization.

SITO has a very sophisticated board for a microcap company, noted Hug. His background is in corporate finance and M&A. “We will definitely be more acquisitive because of our reputation in the market and we already did two successful deals.”

The company tapped the public markets through a reverse merger approximately six years ago. Hug was appointed CEO in August 2015 and the company listed on NASDAQ. The listing came after buying two other businesses: Double Vision Networks and a division of Hipcricket.

In the case of Hipcricket, SITO was a stalking horse bidder with Fortress as its financial sponsor when the company was in Chapter 11. SITO did not win the bid for the company but subsequently acquired the part it wanted from the private equity owner, ESW Capital.

Speaking on the sidelines of the Taglich Brothers conference in New York this month, Hug said SITO amended its debt structure with Fortress in March, making the financial institution a larger equity holder (through its intellectual property fund) in addition to being the senior lender.

The recap allows for more cash flow from operations to be reinvested in operating the business. The debt now matures on 31 March 2018. “This allowed us the flexibility to avoid going to the capital markets when sentiment was not ideal and our valuation was not ideal.”

Equity raising sentiment improving

Hug said sentiment is improving and IPOs are getting out of the gate, as well as follow-on offerings. “Capital markets across the spectrum – large to microcap – are seeing activity now. Myself and the board are always looking at the balance sheet. We consider ourselves good stewards of capital and fiduciaries. We’re growing at a fast clip organically. We could accelerate that with growth capital.”

He said the company would probably look at going to the public market for a secondary offering because the stock is currently under followed and it would like to have more institutional ownership. Currently, about 75% of its shareholders are retail. “We’re constantly monitoring it. There’s nothing imminent. We are in ongoing dialogue with several banks but haven’t chosen any yet.”

SITO’s primary competitor is a private company called xAd, the No. 1 player in location-based mobile advertising; Verve is the No. 2 player, while SITO is No. 3, he said. SITO has a USD 30m to USD 40m revenue run rate, according to Hug. The fourth largest industry player is Place IQ, he said.

The mobile ad industry is growing at an annual rate of 200%, he said. For SITO, mobile ad sales totaled USD 8m last year, out of total revenue of USD 16.7m, he said. The company projects USD 25m in revenue for the year ending 30 September 2016.

The industry had been experiencing a significant disconnect between valuations in public and private markets, he said. “We’re probably in the midst of that disparity starting to narrow. We can now look at more opportunities as private companies and sponsors see less access to later stage capital at stepped up valuations.”

Consolidating the sector

SITO views itself as a consolidator in the space, which is part of its interim and long-term plan and is fully supported by its board, he said. “Competitors could be targets,” he added. But that may not be financially possible at the moment because private company valuations are steep.

Xad, for example, raised USD 50m in funding in September 2014 when its revenue was reportedly only USD 65m. SITO, by contrast, trades at 1.5x trading 12 month’s revenue, “so there’s a bit of a challenge in the math.”

SITO expects to be profitable sometime during 2016 and Hug believes private company valuations are in the midst of coming down to earth. “The market is moving from a risk-on to a risk-off mentality. Investors’ willingness to absorb long-term cash burn is waning.”

Hug was formerly with Redwood Partners, a private equity firm, and was on the board of a mobile advertising portfolio company at the firm. He merged it with another Redwood portfolio company, Wireless Retail, and joined the management team. The business grew to USD 400m in revenue. Redwood filed to take the company public but RadioShack ended up acquiring the company in 2004.

Hug knew the founder of Single Touch Systems, which later became SITO, during his time at Wireless Retail. When the company was sold, the founder approached him about joining Single Touch. Hug subsequently became CEO and crafted the strategy of entering the mobile ad space by acquiring Double Vision Networks.

SITO’s SEC counsel is Sichenzia Ross Friedman Ference. Polsinelli is its IP lawyer and represented the company on both M&A deals.

by Marlene Givant Star